Exhibit 99.1

FOR IMMEDIATE RELEASE

August 28, 2012

Contacts:        Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

JoAnne Coy, Vice President,

Corporate Communications

(253) 305-1965

COLUMBIA BANKING SYSTEM NAMES CLINT E. STEIN

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Tacoma, Washington. Melanie J. Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank, announced today that Clint E. Stein has been promoted to Executive Vice President and Chief Financial Officer, effective immediately.

Mr. Stein, 40, joined Columbia in 2005 as Senior Vice President and Chief Accounting Officer. He has served as Acting Chief Financial Officer since May 10, 2012, upon the retirement of Gary R. Schminkey. A Certified Public Accountant, Mr. Stein will continue to be responsible for the bank’s accounting and finance functions, in addition to the management of the investment portfolio and merger and acquisition analysis.

“We are delighted that, after a thorough nationwide search, we selected Clint as the best candidate for this important position on our executive team,” Ms. Dressel commented. “Clint’s experience in finance and accounting spans over 18 years, and he has played a significant role in the growth of Columbia, including the development and implementation of the accounting processes for our FDIC assisted acquisitions.”

Prior to Columbia, Mr. Stein was Senior Vice President and Chief Financial Officer for Albina Community Bank in Portland, Oregon. He earned a Bachelor’s degree in Accounting and Business Administration from the University of Idaho. His post-graduate education includes the Graduate School of Bank Financial Management, and the Graduate School of Banking at the University of Wisconsin.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the sixth consecutive year, the bank was named in 2012 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.”

Columbia Banking System has 101 banking offices, including 76 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2011, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

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